EXHIBIT 10.14
November 20, 2023
Jeff Kutz
[REDACTED]
Dear Jeff:
Congratulations! I am pleased to offer you the opportunity to join Quaker Houghton in the position of VP, Chief Accounting Officer located in Conshohocken, PA. Your tentative start date is January 2, 2024.
At Quaker Houghton, we make the essentials of everyday life possible and enable new approaches for a positive future. Based in every corner of the world, our people are passionate about what we do. Grow where your contributions will matter.
Salary
Your salary will be payable on a bi-weekly basis at the rate of $14,230.77 for an annualized salary of $370,000.02. Because this position is classified as Exempt, you will not be eligible for overtime pay. You will be eligible for your first merit increase in 2025, reflective of performance year 2024.
Annual incentive Plan
Your Quaker Houghton provides a comprehensive variable performance pay system. You are eligible to participate in the 2024 Annual Incentive Plan (AIP). Your annual target is 35% of your base salary. This bonus is adjusted for annual company performance and is prorated for your first year in the program. You will be eligible for your first annual cash bonus payment in 2025, based on performance year 2024 results. All incentive compensation awards are made at the company’s discretion and are subject to change and require the approval of Quaker Houghton and the Compensation and Human Resources Committee of the Board of Directors. More information about this program will be reviewed with you by your manager.
Long-Term Incentive Plan
Beginning in 2024, an annual grant under the Long-Term Incentive Plan to the value of $100,000.00 will be made; allocated as follows: 60% RSAs, vesting on a ratable basis over a three-year term, and 40% PSUs, vesting at the end of the three-year performance cycle based on company performance, Committee approval, and your continued employment through the vest date. Long-Term Incentive awards are discretionary and require approval from the Compensation and Human Resources Committee. you will be granted this award in the month of March 2024 aligning to our annual award cycle effective March 2024 - March 2027.
Sign-On Equity Bonus
You will receive a special one-time new hire grant of $150,000.00 in RSA, which will vest in 50% after the 1st anniversary of grant date and 50% on the second anniversary of the grant date. The RSAs will be granted subject to the terms and conditions of the Company’s Long-Term Incentive Plan and an RSA agreement between you and the Company. In the event that you either voluntarily leave your employment or are dismissed for cause within twenty-four (24) months following your start date, you acknowledge and agree that you have an obligation to repay the sign-on equity you have received.

Benefits
Quaker Houghton offers a Flexible benefits Program which gives you the opportunity to choose from a variety of options creating a customized benefits package. Eligibility begins on the first of the month following your date of hire. Medical, dental, life and disability insurance coverages are offered as well as several voluntary plans. Quaker Houghton reserves the right to eliminate or modify the benefits it offers, and to change employee contribution amounts from time to time.
On or about your first day of employment, you will receive an email with information regarding how to access the Quaker Houghton-ADP Portal where you will enroll in Quaker Houghton benefit plans. You will have thirty (30) days from your first day of employment to elect your benefit plans.
In addition to these flexible benefits, Quaker Houghton also offers a 401(k) Retirement Savings Plan. In the next few weeks, you will receive an enrollment letter from Vanguard, which will describe the process to enroll in the 401(k) Retirement Savings Plan, as well as our automatic 401(k) enrollment process. You can save up to 75% of your before-tax or after-tax pay (Roth), up to the IRS annual limit. Quaker Houghton will match 50% of your savings up to 6% of pay with immediate vesting. To maximize the match, contribute a minimum of 6% to your 401(k), which will provide a 3%.
You will automatically be enrolled in the 401(k) at a 6% deferral rate approximately 30 days after your hire date. Your deferral rate will automatically increase annually by 1% until it reaches 10%. You can opt out or change your contribution online at vanguard.com or by calling Vanguard Participant Services at 800-523-1188.
In addition to your 401(k) contributions and the Quaker Houghton match, after you complete one year of service, Quaker Houghton will automatically make non-elective contributions to your account equal to 3% of your eligible compensation. You will receive this contribution even if you do not make deferral contributions to the 401(k) Plan.
Paid Time Off/Holidays
As an exception to our Paid Time Off (PTO) policy, as a new employee you are being granted thirty (30) days of Paid Time Off (PTO), along with the standard two (2) Floating Holidays per calendar year. In addition, you are eligible for company paid holidays for the calendar year 2024.
Dress Code
Dress For Your Day. How you dress should be determined in part by what your day may bring. Feel free to wear jeans and more casual, yet appropriate, attire. Feeling comfortable allows you to be comfortable while getting your work done.
If you are meeting with a customer or are part of an event where it would be appropriate to dress more formally, please do so. If you are working onsite at a customer’s location, follow the dress rules for that site. And as always, safety is our number one priority; everyone must follow the site safety requirements for where they work (including but not limited to personal protective equipment, lab coats, uniforms, secure footwear, as well as any restrictions on loose-fitting clothes or dangling jewelry).
Non-Smoking Policy
Please note that Quaker Houghton is a non-smoking company that does not allow associates to smoke in any of its facilities.
Exclusivity
You hereby undertake to work exclusively for Quaker Houghton, and its subsidiaries. Furthermore, it is a condition of employment that you sign the attached Confidentiality & Non-Competition Agreement, the terms of which are incorporated herein and form an essential part of this offer letter. It contains restrictive covenants, some of which may continue after employment with Quaker Houghton. Accordingly, you should carefully review the agreement and, if you desire, consult with an attorney.
Pre-Employment Testing Requirements
This offer is contingent upon satisfactory results of a pre-employment background check and drug screen. You will have three (3) business days from the time you receive instructions from our vendor to obtain your pre-employment drug screen. Failure to do so may result in rescinding of this offer.
In addition to the pre-employment testing, you may be required to participate in random drug and/or alcohol testing as part of the safety program at your assigned work location. Failure to participate in such a testing program, or failure to successfully pass such test, will be cause for termination.
This offer of employment is extended through November 22, 2023. The offer is contingent upon your successful completion of all pre-employment checks which include but is not limited to a background investigation, education verification, employment verification and drug screening and physical.
Jeff, this is an exciting time in the life of Quaker Houghton, and we are confident that you will contribute to our future growth and success. If you have any questions regarding this offer, please feel free to contact your recruiter Kimberly Eby.

Please acknowledge formal acceptance of this offer by signing in the space provided. Once we received the final offer letter, we will send you our Confidentiality and Non-Competition agreement for you to sign. A blank copy of the Agreement has been attached to this letter for your review. This offer of employment is not deemed accepted until all signed documents have been received by Quaker Houghton.

Sincerely,

/s/ Shane Hostetter
Senior Vice President, Chief Financial Officer
I hereby accept this offer as given above and will commence my employment on January 2, 2024. I understand and acknowledge that this offer does not create an employment contract between the company and me; nor does it guarantee employment for any period of time; nor does it guarantee any particular terms and/or conditions of employment other than those specified above. I further understand and acknowledge that my employment relationship between the company and me will be “at will” and completely voluntary with both parties.

/s/ Jeffrey Kutz

November 22, 2023